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                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

                                  by and among

                               F5 NETWORKS, INC.,

                                   UROAM, INC.

                                       and

                          UROAM ACQUISITION CORPORATION


                                  July 23, 2003
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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("AGREEMENT") is dated July 23, 2003 (the "AGREEMENT DATE"), by and among F5 Networks, Inc., a Washington corporation ("BUYER"), uRoam, Inc., a California corporation ("UROAM"), and its wholly owned subsidiary uRoam Acquisition Corporation, a California corporation ("UAC," and together with uRoam, "SELLER").

                                    RECITALS

         Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS AND USAGE

         1.1      Definitions

         For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

         "ACCOUNTS RECEIVABLE" -- (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

         "ASSETS" -- as defined in Section 2.1.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" -- as defined in Section 2.7(a)(ii).

         "ASSUMED LIABILITIES" -- as defined in Section 2.4(a).

         "BALANCE SHEET" -- as defined in Section 3.4.

         "BILL OF SALE" -- as defined in Section 2.7(a)(i).

         "BREACH" -- any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

         "BULK SALES LAWS" -- as defined in Section 5.10.

         "BUSINESS DAY" -- any day other than (a) Saturday or Sunday or (b) any other day on which banks in Seattle, Washington are permitted or required to be closed.

         "BUYER" -- as defined in the first paragraph of this Agreement.

         "BUYER INDEMNIFIED PERSONS" -- as defined in Section 11.2.


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         "CLOSING" -- as defined in Section 2.6.

         "CLOSING DATE" -- the date on which the Closing actually takes place.

          "CLOSING WORKING CAPITAL" -- as defined in Section 2.9(b).

         "CODE" -- the Internal Revenue Code of 1986.

         "COMMERCIALLY REASONABLE EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Commercially Reasonable Efforts under this Agreement will not be thereby required to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any Contract that are significant in the context of such Contract (or significant on an aggregate basis as to all Contracts).

         "CONFIDENTIAL INFORMATION" -- as defined in Section 12.1.

         "CONSENT" -- any approval, consent, ratification, waiver or other authorization.

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement.

         "CONTRACT" -- any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

         "COPYRIGHTS" -- as defined in Section 3.25(a)(iii).

         "DAMAGES" -- as defined in Section 11.2.

         "DISCLOSURE LETTER" -- the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

         "EFFECTIVE TIME" -- The time at which the Closing is consummated.

         "EMPLOYEE PLANS" -- "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA AFFILIATE") or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.


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         "EMPLOYMENT AGREEMENT" -- as defined in Section 2.7(a)(vi).

         "ENCUMBRANCE" -- any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction.

         "ERISA" -- the Employee Retirement Income Security Act of 1974.

         "ESCROW AGREEMENT" -- as defined in Section 2.7(a)(viii).

         "ESCROW FUND" -- as defined in Section 2.3.

         "EXCHANGE ACT" -- the Securities Exchange Act of 1934.

         "EXCLUDED ASSETS" -- as defined in Section 2.2.

         "GAAP" -- generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in
Section 3.4 were prepared.

         "GOVERNING DOCUMENTS" -- (a) the articles of incorporation and the bylaws of a corporation; (b) all shareholder agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any corporation or relating to the rights, duties and obligations of the shareholders of any corporation; and (c) any amendment or supplement to any of the foregoing.

         "GOVERNMENTAL AUTHORIZATION" -- any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any:

                  (a) federal, state, local, municipal, foreign or other government;

                  (b) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

                  (c) multinational organization or governing body;

                  (d) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

                  (e) official of any of the foregoing.

         "INDEMNIFIED PERSON" -- as defined in Section 11.9.

         "INDEMNIFYING PERSON" -- as defined in Section 11.9.

         "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.25(a).

         "INTERIM BALANCE SHEET" -- as defined in Section 3.4.


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         "INVENTORIES" -- all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

         "IRS" -- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "KEY EMPLOYEE" - those employees of Seller named on Schedule
2.7(a)(vi).

         "KNOWLEDGE" -- an individual will be deemed to have Knowledge of a particular fact or other matter if: (a) that individual is actually aware of that fact or matter; or (b) a reasonably prudent individual would discover that fact or matter in the course of conducting a reasonable investigation in the ordinary course of business regarding the accuracy of any representation or warranty contained in this Agreement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above).

         "LEASE" -- any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

         "LIABILITY" -- with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

         "MARKS" -- as defined in Section 3.25(a)(i).

         "MATERIAL CONSENTS" -- as defined in Section 7.3.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER" -- any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

                  (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and


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                  (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

          "PART" -- a part or section of the Disclosure Letter.

         "PATENT APPLICATIONS" -- as defined in Section 3.25(a)(ii).

         "PERMITTED ENCUMBRANCES" -- as defined in Section 3.9.

         "PERSON" -- an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASE PRICE" -- as defined in Section 2.3.

         "RECORD" -- information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

         "RELATED PERSON" -- With respect to a particular individual: (a) each other member of such individual's Family; (b)any Person that is directly or indirectly controlled by any one or more members of such individual's Family;
(c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c)each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, and (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing greater than twenty-five percent (25%) of the outstanding voting power of a Person or equity securities or other equity interests representing greater than twenty-five percent (25%) of the outstanding equity securities or equity interests in a Person.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.


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         "RETAINED LIABILITIES" -- as defined in Section 2.4(b).

         "SEC" -- the United States Securities and Exchange Commission.

         "SECURITIES ACT" -- as defined in Section 3.3.

         "SELLER" -- as defined in the first paragraph of this Agreement; provided, that as the context requires "Seller" shall mean either (i) uRoam alone, or (ii) UAC alone or (iii) uRoam and UAC together.

         "SELLER CONTRACT" -- any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

         "SOFTWARE" -- all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

         "SUBSIDIARY" -- with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

         "TANGIBLE PERSONAL PROPERTY" -- all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

         "TAX" -- any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THIRD PARTY" -- a Person that is not a party to this Agreement.

         "THIRD-PARTY CLAIM" -- any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.


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         1.2      Usage

                  (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

                           (i) the singular number includes the plural number and vice versa;

                           (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                           (iii) reference to any gender includes each other gender;

                           (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                           (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                           (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

                           (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                           (viii)   "or" is used in the inclusive sense of
                  "and/or";

                           (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

                           (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

                  (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

                  (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.


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2.       SALE AND TRANSFER OF ASSETS; CLOSING

         2.1      Assets to be Sold

         Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, other than the Excluded Assets. All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "ASSETS." Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

         2.2      Excluded Assets

         Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the assets of Seller set forth on Schedule 2.2 (collectively, the "EXCLUDED ASSETS") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing.

         2.3      Consideration

         The consideration for the Assets (the "Purchase Price") will be (a) twenty-five million dollars ($25,000,000.00) and (b) the assumption of the Assumed Liabilities. In accordance with Section 2.7(b), at the Closing, the Purchase Price shall be delivered by Buyer to Seller as follows: (a) twenty-two million five hundred thousand dollars ($22,500,000) by wire transfer; (b) two million five hundred thousand dollars ($2,500,000) paid to the escrow agent pursuant to the Escrow Agreement (the "ESCROW FUND"); and (c) by the execution and delivery of the Assignment and Assumption Agreement.

         2.4      Liabilities

                  (a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "ASSUMED LIABILITIES"):

                           (i) any trade account payable reflected on the Interim Balance Sheet (other than a trade account payable to any Related Person of Seller) that remains unpaid at and is not delinquent as of the Effective Time;

                           (ii) any trade account payable (other than a trade account payable to a Related Person of Seller) incurred by Seller in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Effective Time that remains unpaid at and is not delinquent as of the Effective Time;

                           (iii) any Liability to Seller's customers incurred by Seller in the Ordinary Course of Business for nondelinquent orders outstanding as of the Effective Time reflected on Seller's books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective
                  Time);


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                           (iv)     any Liability to Seller's customers under
                  written warranty agreements given by Seller to its customers in the Ordinary Course of Business prior to the Effective Time (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

                           (v) any Liability arising after the Effective Time under any Seller Contract included in the Assets (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and

                           (vi) any Liability of Seller arising after the Effective Time under any Seller Contract included in the Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time)..

                  (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "RETAINED LIABILITIES" shall mean every Liability of Seller other than the Assumed Liabilities.

         2.5      Allocation.

         The Purchase Price shall be allocated in accordance with Schedule 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer and Seller shall prepare and file IRS Forms 8594 in a manner reflecting the allocation set forth in Exhibit 2.5. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

         2.6      Closing

         The purchase and sale provided for in this Agreement (the "CLOSING") will take place at Buyer's offices in Seattle, WA, commencing at 8:00 a.m. (local time) on July 23, 2003 unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to
Article 9.

         2.7      Closing Obligations

         In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

                  (a) Seller shall deliver to Buyer, together with funds sufficient to pay any applicable documentary transfer taxes:

                           (i) a bill of sale for all of the Assets that are Contracts and Tangible Personal Property in a form reasonably satisfactory to Buyer and Seller (the "BILL OF SALE") executed by Seller;


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                           (ii)     an assignment of all of the Assets that are
         intangible personal property in a form reasonably satisfactory to Buyer and Seller, which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "ASSIGNMENT AND ASSUMPTION AGREEMENT") executed by Seller;

                           (iii) assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patent Applications and Copyrights in a form reasonably satisfactory to Buyer and Seller executed by Seller;

                           (iv)     such other deeds, bills of sale,
         assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and Seller and their legal counsel and executed by Seller;

                           (v) Buyer's standard form employment agreement, or employment offer letter executed, or accepted, as applicable, by each of the Key Employees (each an "EMPLOYMENT AGREEMENT");

                           (vi) an escrow agreement in a form reasonably satisfactory to Buyer and Seller, executed by Seller and the escrow agent (the "ESCROW AGREEMENT"); and

                           (vii) a certificate executed by each of the Sellers as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with
         Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2.

                  (b)      Buyer shall deliver to Seller:

                           (i) twenty-two million five hundred thousand dollars ($22,500,000) by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

                           (ii) the Escrow Agreement, executed by Buyer and the escrow agent, together with the delivery of two million five hundred thousand dollars ($2,500,000) to the escrow agent thereunder, by wire transfer to an account specified by the escrow agent;

                           (iii) the Assignment and Assumption Agreement executed by Buyer;

                           (iv)     the Employment Agreements executed by Buyer;
                  and

                           (v) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with
                  Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2.


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         2.8      Consents

                  (a) If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the "RESTRICTED MATERIAL CONTRACTS"), Buyer may waive the closing conditions as to any such Material Consent and either:

                           (i) elect to have Seller continue its efforts to obtain the Material Consents; or

                           (ii) elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

         If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Bill of Sale nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Commercially Reasonable Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose bill of sale or assignment and assumption agreement substantially similar in terms to those of the Bill of Sale and Assignment and Assumption Agreement (which special-purpose agreements the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer). Notwithstanding the foregoing, Seller's obligations under this Section 2.8(a) shall terminate no later than December 1, 2003.

                  (b) If there are any Consents not listed on Schedule 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the "NONMATERIAL CONSENTS") which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the "RESTRICTED NONMATERIAL CONTRACTS"), whether to:

                           (i) accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Bill of Sale as elsewhere provided under this Agreement; or

                           (ii) reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections
                  2.1 and 2.4, (A) neither this Agreement nor the Bill of Sale nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Seller shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

                  (c) Notwithstanding any other provision in this Agreement, the parties acknowledge and agree that no Consents (the "INTERJAK CONSENTS") under Seller Contracts relating to the Interjak business of Seller (the "INTERJAK CONTRACTS") shall be obtained prior to or at Closing and that the Interjak Consents shall not be considered Material Consents or Nonmaterial Consents hereunder. Interjak Contracts shall be assigned to Buyer as set forth in Section 2.1. Following Closing and until no later than December 1, 2003, the parties shall use Commercially Reasonable Efforts, and cooperate with each other, to obtain any Interjak Consents as reasonably requested by Buyer as quickly as practicable.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER

         uRoam and UAC represent and warrant, jointly and severally, and except as set forth in the Disclosure Letter, to Buyer as follows:

         3.1      Organization and Good Standing

                  (a) Part 3.1(a) contains a complete and accurate list of Seller's jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Each of uRoam and UAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                  (b) Complete and accurate copies of the Governing Documents of Seller, as currently in effect have been delivered to Buyer.

                  (c) uRoam has no Subsidiary other than UAC, and does not own any shares of capital stock or other securities of any other Person. UAC has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

         3.2      Enforceability; Authority; No Conflict

                  (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller of the Escrow Agreement, and each other agreement to be executed or delivered by Seller at the Closing (collectively, the "SELLER'S CLOSING DOCUMENTS"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders and board of directors.

                  (b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

                           (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, may be subject;

                           (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

                           (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax (other than Taxes arising from ownership of the Assets after the Closing);

                           (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; or

                           (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

                  (c) Except as set forth in Part 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3      Capitalization

                  (a) The authorized equity securities of uRoam consist of 41,958,300 shares of common stock, without par value, and 37,038,663 shares of preferred stock, without par value, of which 988,678 shares of common stock, 33,700,363 shares of Series A-1 preferred stock and 3,338,286 shares of Series B-1 preferred stock are issued and outstanding. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of uRoam. None of the outstanding equity securities of uRoam was issued in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any other Legal Requirement.

                  (b) The authorized equity securities of UAC consist of 10,000,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding, and held of record by uRoam. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of UAC. None of the outstanding equity securities of UAC was issued in violation of the Securities Act or any other Legal Requirement.

         3.4      Financial Statements

         Seller has delivered to Buyer: (a) an audited balance sheet of Seller as of December 31, 2002 (including the notes thereto, the "BALANCE SHEET"), and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of BDO Seidman, independent certified public accountants; (b) an audited balance sheet of Seller as of December 31, 2001 (including the notes thereto), and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of BDO Seidman; and (c) an unaudited balance sheet of Seller as of March 31, 2003, (the "INTERIM BALANCE SHEET") and the related unaudited statements of income, changes in shareholders' equity, and cash flows for the three (3) months then ended, including in each case the notes thereto certified by Seller's chief financial officer. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flows of Seller as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been prepared from and are in accordance with the accounting Records of Seller. Seller has also delivered to Buyer copies of all letters from Seller's auditors to Seller's board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

         3.5      Books and Records

         The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

         3.6      Sufficiency of Assets

         Except as set forth in Part 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller's business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

         3.7      [Reserved]

         3.8      [Reserved]

         3.9      Title to Assets; Encumbrances

         Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Part 3.9 ("PERMITTED ENCUMBRANCES").

         3.10     [Reserved]

         3.11     Accounts Receivable

         All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of

Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part
3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

         3.12     Inventories

         All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or net realizable value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

         3.13     No Undisclosed Liabilities

         Except as set forth in Part 3.13, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

         3.14     Taxes

         Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed by Seller pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete in all material respects. Seller has paid, or made provision for the payment of, all Taxes of Seller that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller.

         3.15     No Material Adverse Change

         Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.16     Employee Benefits

         Full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the Pension Benefit Guaranty Corporation ("PBGC") as of the Closing Date) of such Employee Plan.

         3.17     Compliance with Legal Requirements; Governmental
Authorizations

                  (a)      Except as set forth in Part 3.17(a):

                           (i) Seller is, and at all times since its inception, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or
                  (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) Seller has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Part 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller's business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.17(b) is valid and in full force and effect. Except as set forth in Part 3.17(b):

                           (i) Seller is, and at all times since its inception, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.17(b);

                           (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
                  Part 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.17(b);

                           (iii) Seller has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

                           (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed in Part 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

         3.18     Legal Proceedings; Orders

                  (a) Except as set forth in Part 3.18(a), there is no pending or, to Seller's Knowledge, threatened Proceeding: (1) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or (2) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.18(a). There are no Proceedings listed or required to be listed in Part 3.18(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

                  (b) Except as set forth in Part 3.18(b): (1) there is no Order to which Seller, its business or any of the Assets is subject; and (2) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

                  (c) Except as set forth in Part 3.18(c): (1) Seller is, and, at all times since its inception, has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject; (2) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and (3) Seller has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

         3.19     Absence of Certain Changes and Events

         Except as set forth in Part 3.19, since the date of the Interim Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

                  (a) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

                  (b) damage to or destruction or loss of any Asset, whether or not covered by insurance;

                  (c) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $10,000;

                  (d) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

                  (e) cancellation or waiver of any claims or rights with a value to Seller in excess of $10,000;

                  (f) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller; or

                  (g)      Contract by Seller to do any of the foregoing.

         3.20     Contracts; No Defaults

                  (a) Part 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

                           (i) each Seller Contract that involves future performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000;

                           (ii) each Seller Contract that involves future performance of services or delivery of goods or materials to Seller of an amount or value in excess of $10,000;

                           (iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves future expenditures or receipts of Seller in excess of $10,000;

                           (iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with a term of less than one year);

                           (v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

                           (vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

                           (vii) each Seller Contract containing covenants that in any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

                           (viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                           (ix) each power of attorney of Seller that is currently effective and outstanding;

                           (x) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

                           (xi)     each Seller Contract for capital
                  expenditures in excess of $25,000;

                           (xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

                           (xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

                  (b)      Except as set forth in Part 3.20(b):

                           (i) each Contract identified or required to be identified in Part 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

                           (ii) each Contract identified or required to be identified in Part 3.20(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

                  (c)      Except as set forth in Part 3.20(c):

                           (i) Seller is, and at all times since its inception, has been, in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

                           (ii) To Seller's knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times during the term of such Seller Contract, has been, in full compliance with all applicable terms and requirements of such Contract;

                           (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

                           (iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

                           (v) Seller has not given to or received from any other Person, at any time since its inception, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

                  (d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

                  (e) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.21     [Reserved]

         3.22     [Reserved]

         3.23     Employees

         To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Seller, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

         3.24     Labor Disputes; Compliance

         To the Knowledge of Seller, Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under California law, the payment of social security and similar Taxes and occupational safety and health. To the Knowledge of Seller, Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.25     Intellectual Property Assets

                  (a) The term "INTELLECTUAL PROPERTY ASSETS" means all intellectual property other than those embodied in or covering the Excluded Assets owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

                           (i) Seller's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "MARKS");

                           (ii)     all patent applications ("PATENT
                  APPLICATIONS");

                           (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, "COPYRIGHTS");

                           (iv)     all rights in mask works; and

                           (v) all know-how, trade secrets, confidential and proprietary information, customer lists, Software, and all confidential technical information, data, process technology, plans, drawings and blue prints (collectively, "TRADE SECRETS").

                  (b) Part 3.25(b) contains a complete and accurate list, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a per seat license fee of less than $500 under which Seller is the licensee. Seller has not received any written threat, demand or notice of claim, and, to Seller's Knowledge, there are no threatened disputes or disagreements, with respect to any such Contract.

                  (c)

                           (i) Except as set forth in Part 3.25(c), the Intellectual Property Assets are all those necessary for the operation of Seller's business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets (excluding those licensed to Seller), free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.25(c).

                           (ii) Except as set forth in Part 3.25(c), all former and current employees and technical independent contractors of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information made during the course of employment or provision of contracting services relating to the business of Seller, subject to those limitations required by law.

                  (d)      Part 3.25(d) contains a complete and accurate list of

         all Patent Applications.

                  (e)

                           (i) Part 3.25(e) contains a complete and accurate list of all Marks.

                           (ii) All Marks that have been registered by the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are to Seller's Knowledge valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety
                  (90) days after the Closing Date.

                           (iii) No Mark has been or is now the subject of any opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any of the Marks.

                           (iv) To Seller's knowledge, no Third Party is infringing any Mark.

                           (v) Seller has not received any demand or claim that any Mark infringes a Third Party's trademark rights nor, to Seller's Knowledge, has any such demand or claim been challenged or threatened in any way. To Seller's Knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any Third Party.

                           (vi) All products and materials containing a Mark bear the proper federal registration notice as required by law.

                  (f)

                           (i) Part 3.25(f) contains a complete and accurate list and summary description of all Copyrights.

                           (ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

                           (iii) Seller has not received any demand or claim that any Copyright infringes a Third Party's copyrights nor, to Seller's Knowledge, has any such demand or claim been challenged or threatened in any way. To Seller's Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any Third Party.

                           (iv) All works embodying the Copyrights have been marked with the proper copyright notice as required by law.

                  (g)

                           (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                           (ii) Seller has taken reasonable precautions customary in its industry to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller's standard form, and all current and former employees and contractors of Seller have executed such an agreement).

                           (iii)    Seller has good title to and the
                  unrestricted right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller's Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. Seller has not received any demand or claim that any Trade Secret is subject to any adverse claim nor, to Seller's Knowledge, has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

         3.26     Compliance With The Foreign Corrupt Practices Act

         Seller and its Representatives have not violated the Foreign Corrupt Practices Act of 1977, as amended.

         3.27     Relationships with Related Persons

         Except as disclosed in Part 3.27, no Related Person of Seller has, or since January 1, 2001 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller's business.

         3.28     Brokers Or Finders

         Except as disclosed in Part 3.28, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Seller's business or the Assets or the Contemplated Transactions for which Buyer could become liable.

         3.29     Solvency

                  (a) Seller is not now Insolvent (as defined below) and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, "Insolvent" means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller's assets.

                  (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business;
         (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

         3.30     Disclosure

         This Agreement (including the Disclosure Letter) does not (i) contain any Seller representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the Seller's representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1      Organization.

         Buyer is a corporation duly organized and validly existing under the laws of the State of Washington, with full corporate power and authority to conduct its business as it is now conducted and to own or use the properties and assets that it purports to own or use.

      4.2 Enforceability; Authority; No Conflict

            (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement, the Employment Agreements, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "BUYER'S CLOSING DOCUMENTS"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

            (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:
      (1) any provision of Buyer's Governing Documents; (2) any resolution adopted by the board of directors or the shareholders of Buyer; (3) any Legal Requirement or Order to which Buyer may be subject; or (4) any Contract to which Buyer is a party or by which Buyer may be bound.

            (c) Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3 Certain Proceedings

      There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

      4.4 SEC Documents

      Buyer has made available to Seller accurate and complete copies of each report, registration statement (on a form other than Form S-8 or 8-A) and definitive proxy statement filed by Buyer with the SEC prior to the date hereof, which are all the documents (other than preliminary material) that Parent was required to file (or otherwise did file) with the SEC in accordance with section 6(a) of the Securities Act or sections 13, 14 and 15(d) of the Exchange Act.

5.       COVENANTS OF SELLER PRIOR TO CLOSING

      5.1 Access and Investigation

      Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives (collectively, "BUYER GROUP") full and free access, during regular business hours, to Seller's personnel, Contracts, Governmental Authorizations, books and Records and other documents and data, each as may be reasonably required in connection with the consummation of the Contemplated Transactions, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data, each as may be reasonably required in connection with the consummation of the Contemplated Transactions, as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information, each as may be reasonably required in connection with the consummation of the Contemplated Transactions, as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to Seller.

      5.2 Operation of the Business of Seller

      Between the date of this Agreement and the Closing, Seller shall:

            (a) conduct its business only in the Ordinary Course of Business;

            (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use its Commercially Reasonable Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

            (c) confer with Buyer prior to implementing operational decisions of a material nature;

            (d) otherwise report periodically to Buyer concerning the status of its business, operations and finances;

            (e) make no material changes in management personnel without prior consultation with Buyer;

            (f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller's business;

            (g) keep in full force and effect, without amendment, all material rights relating to Seller's business;

            (h) comply with all Legal Requirements and contractual obligations applicable to the operations of Seller's business;

            (i) continue in full force and effect commercially reasonable insurance coverage;

            (j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;

            (k) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

            (l) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

            (m) maintain all books and Records of Seller relating to Seller's business in the Ordinary Course of Business.

      5.3 Negative Covenant

      Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Seller or the Assumed Liabilities.

      5.4 Required Approvals

      As promptly as practicable after the date of this Agreement, Seller shall make all filings reasonably required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

      5.5 Notification

      Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 7 impossible or unlikely.

      5.6 No Negotiation

      Until such time as this Agreement shall be terminated pursuant to Section 9.1, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the merger or consolidation of Seller or the sale of Seller's business or any of the Assets (other than in the Ordinary Course of Business). Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller.

      5.7 Commercially Reasonable Efforts

      Seller shall use their Commercially Reasonable Efforts to cause the conditions in Article 7to be satisfied.

      5.8 [Reserved]

      5.9 Payment of Liabilities

      Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) ("BULK SALES LAWS") in connection with the Contemplated Transactions.

6.       COVENANTS OF BUYER PRIOR TO CLOSING

      6.1 Required Approvals

      As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this
Section 6.1.

      6.2 Efforts

      Buyer shall use its Commercially Reasonable Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1 Accuracy of Representations

            (a) All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

            (b) Each of the representations and warranties in Sections 3.2(a) and 3.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

      7.2 Seller's Performance

      All of the covenants and obligations that Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

      7.3 Consents

      Each of the Consents identified in Schedule 7.3 (the "MATERIAL CONSENTS") shall have been obtained and shall be in full force and effect.

      7.4 Additional Documents

      Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

            (a) an opinion of Venture Law Group, dated the Closing Date, in a form reasonably acceptable to Buyer and Buyer's counsel;

            (b) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

            (c) Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of California and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a); and

            (d) Such other documents as Buyer may reasonably request for the purpose of:

                  (i) evidencing the accuracy of any of Seller's representations and warranties;

                  (ii) evidencing the performance by Seller of, or the
            compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller;

                  (iii) evidencing the satisfaction of any condition referred to in this Article 7; or

                  (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.5 No Proceedings

      Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding
(a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

      7.6 No Conflict

      Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any material adverse consequence under any applicable Legal Requirement or Order, excluding Bulk Sales Laws.

      7.7 Governmental Authorizations

      Buyer shall have received such Governmental Authorizations as are reasonably necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

      7.8 Employment Agreements

      Key Employees shall have entered into the Employment Agreements.

8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

      Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

      8.1 Accuracy of Representations

      All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

      8.2 Buyer's Performance

      All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

      8.3 [Reserved]

      8.4 Additional Documents

      Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

            (a) an opinion of Graham & Dunn PC, dated the Closing Date, in a form reasonably acceptable to Seller and Seller's counsel; and

            (b) such other documents as Seller may reasonably request for the purpose of

                  (i) evidencing the accuracy of any representation or warranty of Buyer,

                  (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or

                  (iii) evidencing the satisfaction of any condition referred to in this Article 8.

      8.5 No Injunction

      There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.       TERMINATION

      9.1 Termination Events

      By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

            (a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer and has not been cured by Seller within ten days after the date Buyer gives notice to Seller of the material breach and its intention to terminate this Agreement as a result of such Breach;

            (b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller and has not been cured by Buyer within ten days after the date Seller gives notice to Buyer of the material breach and its intention to terminate this Agreement as a result of such Breach;

            (c) by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (in each case, other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

            (d) by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (in each case, other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date; or

            (e) by mutual consent of Buyer and Seller.

      9.2 Effect of Termination

      Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this
Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      ADDITIONAL COVENANTS

      10.1 Employees and Employee Benefits

            (a) Employment of Active Employees by Buyer. It is understood and agreed that (A) Buyer's prior expressed intention to extend offers of employment to certain of Seller's employees shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Coverage under Buyer's benefit plans for employees of Seller who become employees of Buyer in connection with the Contemplated Transactions (the "TRANSFERRED EMPLOYEES") shall commence as of 12:01 a.m. on August 1, 2003, prior to which date the Transferred Employees shall be covered under Seller's benefit plans. Coverage under Buyer's compensation and other programs for the Transferred Employees shall commence as of 12:01 a.m. on the day after the Closing Date. Buyer shall offer benefit plans of the same type or with terms similar to the terms of Buyer's current employee benefit plans. Buyer shall give each Transferred Employee credit for such Transferred Employee's years of most recent continuous service with Seller for purposes of determining benefit levels under Buyer's vacation policies.

            (b) Salaries and Benefits.

                  (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to its employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.

                  (ii) Seller shall be liable for any claims made or incurred by its Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a claim will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the claim are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

            (c) No Transfer of Assets. Neither Seller nor any Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

            (d) General Employee Provisions.


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
                  (i) Seller and Buyer shall give any notices required by Legal
            Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

                  (ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

                  (iii) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all active Employees hired by Buyer, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

                  (iv) Buyer shall not have any responsibility, liability or obligation, whether to Seller's employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

      10.2 Payment of All Taxes Resulting from Sale of Assets By Seller

      Seller shall pay in a timely manner all Taxes imposed upon or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements. Seller and Buyer agree to cooperate with each other to avoid or minimize any sales or use Taxes due in connection with the sale of the Assets. Notwithstanding anything to the contrary contained herein, the parties agree that those Assets that are treated as prewritten computer programs under California Sales and Use Tax Regulations Section 1502(f) shall be transferred in accordance with California Sales and Use Tax Regulation 1502(f)(1)(D) either (i) by means of electronic transmission from Seller's place of business to Buyer's computers or (ii) by installation of such prewritten computer programs directly onto computer equipment owned by Buyer, in either such case with Seller having no obligation to deliver any tangible materials in connection with the delivery of such Assets. Buyer agrees to accept delivery of Assets that are treated as prewritten computer programs under California Sales and Use Tax Regulations Section 1502(f) in accordance with the prior sentence.

      10.3 Payment of Other Retained Liabilities

      In addition to payment of Taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement. Seller shall pay in full immediately following the Closing all amounts due and payable as of the time of such payment to (i) Silicon Valley Bank pursuant to that certain Loan Agreement dated October 7, 2002 and (ii) Lighthouse Capital Partners II, L.P. pursuant to that certain Master Equipment Lease Agreement dated December 17, 1998.

      10.4 Orderly Transition.

      Seller shall reasonably cooperate with Buyer to facilitate the orderly transition of the Assets and Transferred Employees to Seller following Closing.


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
      10.5 Reports and Returns

      Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

      10.6 Assistance in Proceedings

      After the Closing and until December 1, 2003, Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding to which Buyer is subject and involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller.

      10.7 Customer and Other Business Relationships

      After the Closing and until December 1, 2003, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. After the Closing and until December 1, 2003, Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

      10.8 Retention of and Access to Records

      After the Closing and until December 1, 2003, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. After the Closing and until December 1, 2003, Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing and until December 1, 2003, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

      10.9 Further Assurances

      Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.


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
11.      INDEMNIFICATION; REMEDIES; ESCROW

      11.1 Survival

      All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions until July 23, 2004 (the "REMEDY TERMINATION DATE"), subject to Section 11.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

      11.2 Indemnification and Reimbursement by Seller

      Subject to the limitations set forth in Sections 11.1, 11.5, and 11.7, Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the "BUYER INDEMNIFIED PERSONS"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, "DAMAGES"), arising from or in connection with:

            (a) any Breach of any representation or warranty made by Seller in
      (i) this Agreement, (ii) the Disclosure Letter, (iii) the certificates delivered pursuant to Section 2.7, (iv) any transfer instrument or (v) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

            (b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

            (c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

            (d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions except as set forth in Section 13.1;

            (e) any noncompliance with any fraudulent transfer law in respect of the Contemplated Transactions;

            (f) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "Employment Loss", as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer's decision not to hire previous employees of Seller;

            (g) any Employee Plan established or maintained by Seller; or

            (h) any Retained Liabilities.

      11.3 [Reserved]

      11.4 Indemnification and Reimbursement by Buyer

      Subject to the limitations set forth in Sections 11.1, 11.6, and 11.7, Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

            (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

            (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

            (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions; or

            (d) any Assumed Liabilities.

      11.5 Limitations On Amount of Liability -- Seller

      Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds $100,000 (at which point Seller shall be obligated to indemnify Buyer from and against all Claims relating back to the first dollar).

      Notwithstanding any other provision of this Agreement, the aggregate liability (for indemnification or otherwise) of Seller under this Agreement to Buyer Indemnified Persons shall not exceed $2,500,000 (the "LIABILITY LIMIT"). Any liability (for indemnification or otherwise) of Seller under this Agreement to Buyer Indemnified Persons that is within the Liability Limit shall be satisfied solely from the Escrow Fund and the Escrow Fund shall be the exclusive remedy for damages of Buyer Indemnified Persons under this Agreement. The maximum liability of any shareholder of Seller under this Agreement shall be limited to such shareholder's interest in the Escrow Fund.

      11.6 Limitations on Amount of Liability -- Buyer

      Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until the total of all Damages with respect to such matters exceeds $100,000 (at which point buyer shall be obligated to indemnify Seller from and against all Claims relating back to the first dollar); provided, however, that Buyer's obligation under this Section
11.6 shall not exceed $2,500,000.

      11.7 Time Limitations

            (a) If the Closing occurs, Seller will not have any liability (for indemnification or otherwise) under this Agreement except to the extent Buyer notifies Seller on or before the

      Remedy Termination Date of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

            (b) If the Closing occurs, Buyer will not have any liability (for indemnification or otherwise) under this Agreement except to the extent Seller notifies Buyer on or before the Remedy Termination Date of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

      11.8 Escrow

      The Escrow Fund shall be governed by the terms set forth herein and in the Escrow Agreement. In the event that any Damages arise, the Escrow Fund shall be available to compensate the Buyer Indemnified Persons pursuant to the indemnification obligations of Seller set forth in Section 11.2.

      11.9 Third-Party Claims

            (a) Promptly after receipt by a Person entitled to indemnity under
      Section 11.2 or 11.4 (an "INDEMNIFIED PERSON") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "INDEMNIFYING PERSON") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

            (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten
      (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

            (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend such Third-Party Claim, but the Indemnified Person will not settle or compromise such Third Party Claim without the Indemnifying Person's Consent (which may not be unreasonably withheld).

            (d) Notwithstanding the provisions of Section 13.4, Seller hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

            (e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

            (f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Commercially Reasonable Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

      11.10 Other Claims

      A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

      11.11 Escrow Period

      Subject to the following requirements, the Escrow Fund shall remain in existence until the Remedy Termination Date (the "Escrow Period"). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate and any remaining funds shall be released to Seller; provided, however, that the amount of the Escrow Fund, which, in the reasonable judgment of Buyer, subject to the objection of the Seller and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims with respect to which Buyer timely delivers notice to Seller pursuant to Section 11.7 shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the escrow agent shall deliver to Seller all of the Escrow Fund not required to satisfy such claims.

12.      CONFIDENTIALITY

      12.1 Definition of Confidential Information

            (a) As used in this Article 12, the term "Confidential Information" includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party or its Representatives (collectively, a "DISCLOSING PARTY") to the other party or its Representatives (collectively, a "RECEIVING PARTY"):

                  (i) all information that is a trade secret under applicable trade secret or other law;

                  (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

                  (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

                  (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

            (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer or Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

      12.2 Restricted Use of Confidential Information

            (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential

      Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a "SELLER CONTACT") or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a "BUYER CONTACT"). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

            (b) Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

            (c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities.

      12.3 Exceptions

            (a) Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the [Confidentiality Agreement] by the Receiving Party or its Representatives;
      (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

            (b) Notwithstanding anything to the contrary set forth in this Agreement, including Section 12.2 hereof, or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the transactions contemplated hereby upon the earlier to occur of (i) the date of the public announcement of discussions relating to the transactions contemplated hereby, (ii) the date of the public announcement of the transactions contemplated hereby or (iii) the Agreement Date, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to such transactions, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

      12.4 Legal Proceedings

      If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this
Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

      12.5 Return or Destruction of Confidential Information

      If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

      12.6 Attorney-Client Privilege

      The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and
(d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.


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
13.      GENERAL PROVISIONS

      13.1 Expenses

      Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If the Closing occurs, Buyer will reimburse Seller at the Closing for legal, financial, investment banking and accounting fees and expenses incurred by Seller in connection with the Contemplated Transactions, which amount shall not exceed $650,000. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

      13.2 Public Announcements

      Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines with the approval of Seller, which approval shall not be unreasonably withheld. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller nor any of its Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller, that any Confidential Information of Buyer has been disclosed to Seller or its Representatives or that Seller or its Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

      13.3 Notices

      All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

          If to uRoam or UAC:                uRoam, Inc.
                                             757 North Pastoria Avenue
                                             Sunnyvale, CA  94085
                                             Attention: Skip Glass, President
                                             Telephone: (408) 331-3809
                                             Facsimile: (408) 331-2570
                                             Email: sglass@uroam.com
          with a mandatory copy to:          Venture Law Group
                                             2775 Sand Hill Road
                                             Menlo Park, CA  94025
                                             Attention: Thomas H. Tobiason
                                             Telephone: (650) 233-8378
                                             Facsimile: (650) 233-8386
                                             Email: ttobiason@vlg.com

          If to Buyer:                       F5 Networks, Inc.
                                             401 Elliott Avenue West
                                             Seattle, WA  98119
                                             Attention: Joann Reiter, VP and
                                                          General Counsel
                                             Telephone: (206) 272-6816
                                             Facsimile: (206) 272-6897
                                             email: j.reiter@f5.com

          with a mandatory copy to:          Graham & Dunn, PC
                                             Pier 70
                                             2801 Alaskan Way, Suite 300
                                             Seattle, WA  98121
                                             Attention: Daren Nitz
                                             Telephone: (206) 340-9644
                                             Facsimile: (206) 340-5955
                                             email: dnitz@grahamdunn.com

      13.4 Jurisdiction; Service of Process; Waiver of Trial by Jury

      Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Washington, County of King, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Washington, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

      13.5 Waiver; Remedies Cumulative

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      13.6 Entire Agreement and Modification

      This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by uRoam and Buyer.

      13.7 Disclosure Letter

            (a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.

            (b) Any disclosure under one Part of the Disclosure Letter shall be deemed disclosure under all Parts of the Disclosure Letter and this Agreement.

            (c) To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Letter does not constitute a determination by Seller that any such matter is material. The disclosure of any information concerning a matter in the Disclosure Letter does not imply that any other, undisclosed matter that has a greater significance or value is material.

      13.8 Assignments, Successors and No Third-Party Rights

      No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8.

      13.9 Construction

      The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

      13.10 Time of Essence

      With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      13.11 Governing Law

      This Agreement will be governed by and construed under the laws of the State of Washington without regard to conflicts-of-laws principles that would require the application of any other law.

      13.12 Execution of Agreement

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.


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
      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                F5 NETWORKS, INC.,
                                a Washington corporation

                                By: /s/ JOHN MCADAM
                                    --------------------------------------------
                                     John McAdam, President and Chief Executive
                                     Officer

                                UROAM, INC.,
                                a California corporation

                                By: /s/ SKIP GLASS
                                    --------------------------------------------
                                     Skip Glass, President

                                UROAM ACQUISITION CORPORATION,
                                a California corporation

                                By: /s/ SKIP GLASS
                                    --------------------------------------------
                                     Skip Glass, President

                       LISTING OF SCHEDULES AND EXHIBITS

SCHEDULE 2.2 - EXCLUDED ASSETS
SCHEDULE 7.3 - MATERIAL CONSENTS
SELLER DISCLOSURE LETTER